THE INDUSTRIAL DEVELOPMENT AUTHORITY OF BALDWIN COUNTY
AND
NOVELIS CORPORATION
______________________________________________

LOAN AGREEMENT
DATED AS OF SEPTEMBER 1, 2025

_______________________________________________
RELATING TO
$100,000,000
THE INDUSTRIAL DEVELOPMENT AUTHORITY OF BALDWIN COUNTY
SOLID WASTE DISPOSAL REVENUE BONDS
(NOVELIS CORPORATION PROJECT), SERIES 2025B

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS......................................................................................................		2
Section 1.01	Definition of Terms.........................................................................................	2
Section 1.02	Reference to Guarantors/Guaranty..................................................................	5
Section 1.03	References to Credit Provider/Letter of Credit/Reimbursement Agreement..	5
Section 1.04	References to Remarketing Agent/Remarketing Agreement..........................	5
Section 1.05	References to Bonds/Holders/Bondholders and Owners................................	5
Section 1.06	Number and Gender........................................................................................	5
Section 1.07	Articles, Sections, Etc.....................................................................................	5

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE COMPANY...............................................................................................................................		5
Section 2.01	Representations of the Issuer..........................................................................	5
Section 2.02	Representations and Warranties of the Company...........................................	7

ARTICLE III ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS....................		10
Section 3.01	Agreement to Issue Bonds; Application of Proceeds of Bonds......................	10
Section 3.02	Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund..................................................................................................	11
Section 3.03	Establishment of Completion Date; Obligation of Company to Complete.....	11
Section 3.04	Investment of Moneys in Funds......................................................................	12
Section 3.05	Limitation of Issuer's Liability........................................................................	12
Section 3.06	Funding From Additional Bonds....................................................................	13

ARTICLE IV LOAN OF PROCEEDS; REPAYMENT PROVISION.....................................		13
Section 4.01	Loan of Proceeds of Bonds; Issuance of Bonds..............................................	13
Section 4.02	Loan Payments and Payment of Other Amounts............................................	13
Section 4.03	Unconditional Obligation................................................................................	15
Section 4.04	Assignment of Issuer's Rights.........................................................................	15
Section 4.05	Amounts Remaining in Funds.........................................................................	15

Section 5.13	Change of Control Triggering Event...............................................................	20
Section 5.14	Maintenance of Guaranty; Future Guarantors.................................................	24
Section 5.15	Post Issuance Tax Compliance........................................................................	24

ARTICLE VI [RESERVED].....................................................................................................	25

ARTICLE VIII PREPAYMENT...............................................................................................		28
Section 8.01	Redemption of Bonds with Prepayment Moneys............................................	28
Section 8.02	Options to Prepay Installments.......................................................................	29
Section 8.03	Mandatory Prepayment...................................................................................	29
Section 8.04	Amount of Prepayment...................................................................................	29
Section 8.05	Notice of Prepayment......................................................................................	29

ARTICLE IX NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION..............		30
Section 9.01	Non-liability of Issuer; Limitations on Issuer Actions and Responsibilities..	30
Section 9.02	Expenses..........................................................................................................	31
Section 9.03	Indemnification...............................................................................................	31

EXHIBIT A - Description of the Project

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”), dated as of September 1, 2025, between THE INDUSTRIAL DEVELOPMENT AUTHORITY OF BALDWIN COUNTY (the “Issuer”), a public corporation organized and existing under Section 11-92A-1 et seq. of the Code of Alabama (1975), as amended (as defined herein, the “Act”), and NOVELIS CORPORATION, a corporation duly incorporated and existing under the laws of Texas (the “Company”) and a subsidiary of Novelis Inc., a corporation amalgamated under the Canada Business Corporations Act (“Novelis”).
W I T N E S S E T H:
WHEREAS, the Issuer is empowered by the provisions of the Act to enter into agreements providing for the financing of projects in Baldwin County, Alabama within the meaning of the Act; and
WHEREAS, in accordance with the Act, the Issuer proposes to finance or refinance the costs of acquiring, constructing and equipping certain solid waste disposal facilities located within Baldwin County, Alabama and used in connection with and for the benefit of the Company’s aluminum manufacturing plant (collectively, the “Project”), as more particularly described in Exhibit A hereof, and to pay the Costs of Issuance in connection therewith; and
WHEREAS, pursuant to and in accordance with the Act, the Issuer has authorized and undertaken to issue its Solid Waste Disposal Revenue Bonds (Novelis Corporation Project), Series 2025B (the “Series 2025B Bonds”) pursuant to an Indenture of Trust of even date herewith (the “Indenture”) between the Issuer and Regions Bank, as trustee (the “Trustee”), in order to provide funds to finance or refinance all or a portion of the Costs of the Project (as defined herein) and to pay the Costs of Issuance in connection therewith; and
WHEREAS, the Issuer has undertaken to finance or refinance all or a portion of the Costs of the Project and the Costs of Issuance by loaning the proceeds derived from the sale of the Bonds to the Company pursuant to this Agreement, under which the Company is required to make loan payments sufficient to pay when due the principal of, premium, if any, Purchase Price of and interest on the Bonds and related expenses; and
WHEREAS, the Bonds may be issued in one or more series or subseries, and may bear interest at a Term Interest Rate or a Variable Interest Rate, on the terms set forth in the Indenture and any Supplemental Indenture relating thereto; and
WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign to the Trustee its right to receive payments and certain other rights, but excluding Unassigned Issuer Rights, under this Agreement to secure payment of the Bonds.
NOW, THEREFORE, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I
DEFINITIONS
Section 1.01Definition of Terms. Unless the context otherwise requires, the terms used in this Agreement and not otherwise defined shall have the meanings specified in Section 1.01 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein. While Bonds bear interest in different Interest Rate Periods, the terms “Bonds” shall mean only the Bonds of the applicable subseries bearing interest in a particular Interest Rate Period, as the context may require.
The following terms have the following meanings in the Indenture and in this Agreement:
“Bond Payment Date” shall have the meaning assigned to that term in Section 4.02 herein.
“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Change of Control” means the occurrence of any of the following events:
(a)     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than a Permitted Holder, becomes (including as a result of a merger, consolidation or amalgamation) the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock (other than Disqualified Stock) of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); provided, that any transaction in which the Company becomes a subsidiary of another person will not constitute a Change of Control unless more than 50% of the total voting power of the Voting Stock (other than Disqualified Stock) of such person is beneficially owned, directly or indirectly, by another person or group (other than a Permitted Holder); or
(b)     the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly (other than by way of merger, consolidation or amalgamation or by way of pledge by the Company of its Property to secure third-party financing arrangements), of all or substantially all the Property of the Company and the Guarantors, considered as a whole to a Person (other than one or more Permitted Holders and other than a disposition of such Property as an entirety or virtually as an entirety to one or more Guarantors), shall have occurred.

“Change of Control Offer” shall have the meaning assigned to that term in Section 5.13 herein.
“Change of Control Payment” shall have the meaning assigned to that term in Section 5.13 herein.
“Change of Control Payment Date” shall have the meaning assigned to that term in Section 5.13 herein.
“Change of Control Triggering Event” means the occurrence of (a) a Change of Control that is accompanied or followed by a downgrade of the Bonds within the Ratings Decline Period for such Change of Control by one of the Ratings Agencies and (b) the rating of the Bonds on any day during such Ratings Decline Period is below the lower of the rating by such Ratings Agency in effect (1) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) and (2) on the Issuance Date. Notwithstanding anything to the contrary, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Company Loan Documents” shall have the meaning assigned to that term in Section 2.02 herein.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have the meanings correlative thereto.
“Credit Instrument” shall have the meaning assigned to that term in Section 5.12 herein.
“Disqualified Stock” means any Capital Stock of the Company or any Guarantor that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:
(a)     matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(b)     is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or
(c)     is convertible or exchangeable at the option of the holder thereof for debt or Disqualified Stock, on or prior to, in the case of clause (a) or (b) above or this clause (c), 91 days after the Principal Payment Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Future Indebtedness” shall have the meaning assigned to that term in Section 7.01 herein.

“Indemnified Party” shall have the meaning assigned to that term in Section 9.03 herein.
“Permitted Holder” means Hindalco Industries Limited and any affiliate or Related Person thereof. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Agreement (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the Indenture) will thereafter, together with any of its affiliates and Related Persons, constitute additional Permitted Holders.
“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.
“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture or this Agreement, the value of any Property shall be its fair market value.
“Ratings Decline Period” means, with respect to any Change of Control, the period that (a) begins on the earlier of (1) the date of the first public announcement of such Change of Control or of the intention by Company to effect such Change of Control or (2) the occurrence of such Change of Control and (b) ends on the 90th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating the Bonds as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of the Bonds is under consideration for downgrade by such Rating Agency.
“Related Party” shall have the meaning assigned to that term in Section 5.02 herein.
“Related Person” with respect to any Permitted Holder means:
(a)any controlling stockholder, any majority (or more) owned subsidiary of such Permitted Holder or any person that directly, indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Permitted Holder, or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, such individual’s or immediate family member’s trust or any trust created for the benefit of such individual, immediate family member, estate, executor, administrator, committee or beneficiaries; or
(b)any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (a).
(c)“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 1.02References to Guarantors/Guaranty. Notwithstanding anything contained herein to the contrary, provisions referencing the Guarantors and/or the Guaranty shall be deemed to apply only to Bonds (or any subseries thereof) that bear interest at a Term Interest Rate and have been guaranteed by the Guarantors pursuant to the Guaranty.
Section 1.03References to Credit Provider/Letter of Credit/Reimbursement Agreement. Notwithstanding anything contained herein or in the Indenture to the contrary, provisions referencing the Credit Provider, the Reimbursement Agreement and/or the Letter of Credit shall be deemed to apply only to Bonds (or any subseries thereof), if any, issued in or converted to the Daily Interest Rate Period or the Weekly Interest Rate Period, the payment of principal, Purchase Price and interest on which has been secured by a Credit Provider pursuant to a Letter of Credit.
Section 1.04References to Remarketing Agent/Remarketing Agreement. Notwithstanding anything contained herein or in the Indenture to the contrary, provisions referencing the Remarketing Agent and/or the Remarketing Agreement shall be deemed to apply only to Bonds (or any subseries thereof) for which a Remarketing Agent has been appointed and a Remarketing Agreement is in effect.
Section 1.05References to Bonds/Holders/Bondholders and Owners. While Bonds bear interest in different Interest Rate Periods or are otherwise designated as separate subseries, the terms “Bonds,” “Holders,” “Bondholders,” and “Owners” shall mean only the Bonds, Holders, Bondholders and Owners of the applicable subseries of Bonds bearing interest in such Interest Rate Period or that have been otherwise designated as separate subseries, as the context may require.
Section 1.06Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.01 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.
Section 1.07Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE ISSUER AND THE COMPANY
Section 2.01Representations of the Issuer. The Issuer makes the following representations as the basis for its undertakings herein contained:

(a)The Issuer is a public corporation organized and existing in the State pursuant to the laws of the State including the Act, having those powers enumerated under the Act. Based upon representations of the Company, the Project constitutes a “project” within the meaning of the Act. Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder. By proper action, the Issuer has duly authorized the execution, delivery and performance of its obligations under this Agreement and the Indenture.
(b)The Bonds will be issued under and secured by the Indenture, pursuant to which the Issuer’s interest in this Agreement with respect to the Bonds (except Unassigned Issuer Rights) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds.
(c)All Revenues to be derived by the Issuer under this Agreement and the rights of the Issuer hereunder (except for indemnification rights and the rights of the Issuer to receive fees and reimbursement of its expenses and to receive notices) have been assigned to the Trustee pursuant to the Indenture to provide for the payment of the Bonds. The Issuer has not pledged and will not pledge any interest in this Agreement for any purpose other than to secure the Bonds under the Indenture.
(d)All public hearings by, authorizations, consents, and approvals of, and registrations or filings with, governmental bodies or agencies (other than approvals which might be required under the securities laws of any jurisdiction) required for the delivery, issuance and sale by the Issuer of the Bonds and the execution and delivery by the Issuer of this Agreement and the Indenture, or in connection with the carrying out by the Issuer of the obligations hereunder and thereunder, have been obtained or made and are in full force and effect. No representation is made herein as to compliance with the securities or “blue sky” laws of any jurisdiction.
(e)The Issuer has found and determined and hereby finds and determines that all requirements of the Act with respect to the issuance of the Bonds and the execution of this Agreement have been complied with and that issuing the Bonds and entering into this Agreement will be in furtherance of the purposes of the Act.
(f)No director, member, officer or other official of the Issuer is employed by the Company or has any interest in the transactions contemplated by this Agreement.
(g)The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which it is being undertaken by the Company. The Issuer has not made any independent investigation as to the feasibility or creditworthiness of the Company. Any bond purchaser, assignee of this Agreement or any other party with any interest in this transaction, should make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Issuer.

(h)The execution and delivery of, and the performance of the obligations and agreements of the Issuer set forth in this Agreement, the Indenture and the Bonds are within the power and authority of the Issuer and have been duly authorized by the Issuer and will not contravene any provision of any judgment, order or decree to which the Issuer is subject or contravene or constitute a default under any contract, agreement or other instrument to which the Issuer is a party.
(i)The Issuer is not in violation of the Act or, to its knowledge, any existing law, rule or regulation applicable to it which would affect its existence or the matters referred to in the preceding subsections (a) and (h).
(j)All actions of the Issuer with respect to the issuance of the Bonds occurred at meetings held after notice given in accordance with the Issuer’s procedures and applicable law, which were open to the public and at which quorums were present and acting throughout, and said actions appear of public record in the minute books of the Issuer.
(k)There is no default of the Issuer in the payment of the principal of or interest on any of its indebtedness for borrowed money or under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been incurred which does or could affect the validity and enforceability of the Indenture, the Bonds or this Agreement or the ability of the Issuer to perform its obligations thereunder, and no event has occurred and is continuing under the provisions of any such instrument or agreement which constitutes or, with the lapse of time or the giving of notice, or both, would constitute such a default.
(l)With respect to the Bonds, there are no other obligations of the Issuer that have been, are being or will be (i) sold at substantially the same time, (ii) sold pursuant to the same plan of financing, and (iii) reasonably expected to be paid from substantially the same source of funds.
(m)To the best of its knowledge, no litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or threatened against the Issuer with respect to (i) the organization and existence of the Issuer, (ii) its authority to execute or deliver the Indenture, the Bonds or this Agreement or to perform its obligations thereunder or to assign the same, (iii) the validity or enforceability of any of such instruments or the transactions contemplated thereby, (iv) the title of any officer of the Issuer who executed such instruments, or (v) any authority or proceedings related to the execution and delivery of such instruments on behalf of the Issuer. No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.
Section 2.02Representations and Warranties of the Company. The Company represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Series 2025B Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Series 2025B Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)The Company has full legal right, power and authority under the laws of the United States and the State of Texas (i) to enter into this Agreement, the Continuing Disclosure Agreement, the Remarketing Agreement, the Underwriting Agreement, the Tax Certificate and any other document or instrument to which the Company is a party or by which it is bound and that is executed and delivered in connection with this Agreement (collectively, the “Company Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations under the Company Loan Documents and the Indenture, and (iv) to consummate the transactions contemplated by the Company Loan Documents. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and qualified to do business in the State. The Company has by proper corporate action duly authorized the execution and delivery of the Company Loan Documents and the performance of its obligations hereunder and thereunder.
(b)Each of the Company Loan Documents has been duly executed and delivered by the Company.
(c)The execution and delivery of the Company Loan Documents and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby (i) do not and will not conflict with, or constitute a breach or result in a violation of, the certificate of incorporations or by-laws of the Company, (ii) will not violate any law, regulation, rule or ordinance applicable to the Company or the transactions contemplated hereby or any material order, judgment or decree of any federal, state or local court applicable to the Company, in each case, the violation of which would have a material adverse effect on the execution and delivery and/or performance of the Company’s obligations under the Company Loan Documents and (iii) (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any document, instrument or commitment to which the Company is a party or by which the Company or any of its property is bound, other than conflicts, breaches, defaults or creation of rights which would not have a material adverse effect on the execution and delivery and/or performance of the Company’s obligations under the Company Loan Documents.
(d)No consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company is required in connection with the execution, delivery and performance by the Company of the Company Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds other than those already obtained or which the failure to obtain would have a material adverse effect on the execution and delivery and/or performance of the Company’s obligations under the Company Loan Documents.

(e)Except as disclosed in the Limited Offering Memorandum or the Underwriting Agreement, in each case as amended or updated from time to time, the Company has not been served with and, to the knowledge of the Company, there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Company that (i) seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the loaning of the proceeds of the Bonds to the Company or the execution and delivery of the Company Loan Documents, (ii) questions the validity or enforceability of the Company Loan Documents, (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under the Company Loan Documents or the powers of the Company to own, acquire, construct, equip or operate the Project, or (iv) which would reasonably be expected to materially impair its right to carry on business substantially as now conducted or as now contemplated to be conducted, or would materially adversely affect its financial condition.
(f)The Company is not in default under any document, instrument or commitment to which the Company is a party or to which it or any of its property is subject which default would reasonably be expected to materially adversely affect the ability of the Company to carry out its obligations under the Company Loan Documents.
(g)Any Certificate signed by the Company or an Authorized Representative of the Company and delivered pursuant to this Agreement, the Tax Certificate or the Indenture shall be deemed a representation and warranty by the Company to the Issuer and the Trustee as to the statements made therein.
(h)The information contained in the Limited Offering Memorandum pertaining to the Company, specifically including the information under the headings “THE COMPANY AND THE GUARANTORS,” “THE PROJECT,” “SOURCES OF PAYMENT AND SECURITY FOR THE BONDS,” “LITIGATION – The Company” and “APPENDIX A – NOVELIS INC.”, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(i)The Costs of the Project are as set forth in the Tax Certificate and have been determined in accordance with sound engineering/construction and accounting principles. All the information and representations in the Tax Certificate are true and correct as of the date thereof.
(j)The Project consists and will consist of those facilities described in Exhibit A. The Company is, and will be, in compliance with all requirements set forth in the Tax Certificate during the term of this Agreement. The Company is fully familiar with the physical condition of the Project and is not relying on any representation of any kind by the Issuer as to the nature or the condition thereof.
(k)All certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the State and the federal government have been obtained, or if not yet obtained, are expected to be obtained as and when required.

(l)The Company is not aware of any event that has occurred and no condition exists which would constitute an Event of Default or Loan Default Event (as defined herein) or which, with the passing of time or with the giving of notice or both would become such an Event of Default or Loan Default Event.
(m)The Company is not aware of any default under or breach of any of the terms of the Credit Facilities that exists or, with the passage of time or the giving of notice or both, would constitute an event of default or a default, each as set forth thereunder, in each case, which would have a material adverse effect on the execution and delivery and/or performance of the Company’s obligations under the Company Loan Documents.
(n)As of the date hereof, the Company has no other secured or unsecured debt other than as disclosed in the Limited Offering Memorandum.
ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS
Section 3.01Agreement to Issue Bonds; Application of Proceeds of Bonds.
(a)To provide funds to finance or refinance Costs of the Project, the Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds. The Costs of the Project shall be financed, in whole or in part, through the issuance of the Series 2025B Bonds and any Additional Bonds issued and delivered from time to time as set forth in Section 2.15 of the Indenture. The Issuer will thereupon apply the proceeds received from the sale of the Series 2025B Bonds and any Additional Bonds as provided herein and in the Indenture. Upon the issuance of and in connection with any Additional Bonds, the Company shall satisfy, or cause the satisfaction of, all requirements of Section 2.15 of the Indenture.
(b)Except as otherwise provided in Sections 5.02 or 5.03, in the event that the Company desires to alter or change the Financed Assets, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Issuer may consent (which consent shall not be unreasonably withheld) to such changes in its discretion and, if it shall so consent, will instruct the Trustee in writing to consent to such amendment or supplement to Exhibit A as shall be required to reflect such alteration or change to the Project upon receipt of:
(1)a Certificate of an Authorized Representative of the Company describing in detail the proposed changes;
(2)a copy of the proposed form of amended or supplemented Exhibit A hereto; and
(3)an Approving Opinion relating to such proposed changes, and an opinion of Bond Counsel that such changes will not disqualify the Project as facilities that may be financed pursuant to the Act.

Section 3.02Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund.
(a) The Company will authorize and direct the Trustee in writing, upon compliance with Section 3.03 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.03 hereof:
(1)Payment to the Company of such amounts, if any, as shall be necessary to reimburse the Company or any Related Party in full for all advances and payments made by or on any of their behalf, prior to or after the delivery of the Bonds, in connection with the acquisition, construction, installation and equipping of and other improvements to the Financed Assets.
(2)Payment to any vendors, suppliers or contractors to acquire, construct, equip and install or operate the Financed Assets, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.
(3)Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the acquisition, construction, installation and equipping of and other improvements to the Financed Assets.
(4)Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Financed Assets, or reimbursement thereof, if paid by or on behalf of the Company or any Related Party.
(5)Payment of any other Costs of the Project permitted by the Code and the Treasury Regulations, as further addressed in the Tax Certificate (but not including any Costs of Issuance).
Each of the payments referred to in this Section 3.02(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.03 of the Indenture, signed by an Authorized Representative of the Company.
(b)The Company will authorize and direct the Trustee, upon compliance with Section 3.04 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance. Each of the payments referred to in this Section 3.02(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.04 of the Indenture, signed by an Authorized Representative of the Company.
(c)All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Certificate.
Section 3.03Establishment of Completion Date; Obligation of Company to Complete. Promptly after the construction and/or equipping of the Project is completed, as applicable, an Authorized Representative of the Company, on behalf of the Company, shall evidence the Completion Date by providing a Certificate to the Trustee and the Issuer (if so requested by the Issuer) stating that the construction and/or equipping of the Financed Assets has been completed substantially in accordance with the requirements of the Indenture.

All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.03 of the Indenture and applied as provided therein.
In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of acquisition, construction, equipping and installation of the Financed Assets as contemplated in this Agreement, the Company agrees to pay directly moneys sufficient to pay, any costs of completing the acquisition, construction, equipping and installation of the Financed Assets in excess of the moneys then available for such purpose in the Project Fund. THE ISSUER MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE MONEYS DEPOSITED IN THE PROJECT FUND AND AVAILABLE FOR PAYMENT OF THE COSTS OF THE PROJECT, UNDER THE PROVISIONS OF THIS AGREEMENT, WILL BE SUFFICIENT TO PAY ALL THE AMOUNTS WHICH MAY BE INCURRED FOR SUCH COSTS OF THE PROJECT.
Section 3.04Investment of Moneys in Funds. Any moneys in any fund or account held by the Trustee shall, at the written request of an Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in Section 5.06 of the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account. The Company acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law. The Company agrees that confirmations of investments are not required to be issued by the Trustee for each month in which a monthly statement is rendered. The Company acknowledges pursuant to Section 5.06 of the Indenture, no statement need be rendered for any fund or account if no activity occurred in such fund or account during such month and the Company may obtain confirmations at no additional cost upon its written request to the Trustee.
Section 3.05Limitation of Issuer’s Liability. Anything contained in this Agreement to the contrary notwithstanding, any obligation the Issuer may incur in connection with the undertaking of the Project for the payment of money shall not be deemed to constitute a debt or general obligation of the Issuer, Baldwin County, the State or any political subdivision thereof, but shall be payable solely from the revenues and receipts received by it under this Agreement and from payments made pursuant to the Guaranty or Letter of Credit, if any. No provision in this Agreement or any obligation herein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer, Baldwin County, the State or any political subdivision thereof a pecuniary liability or a charge upon its general credit or taxing powers. The Issuer has no taxing power. No officer, director, employee, member or agent of the Issuer or shall be personally liable on this Agreement.

Section 3.06Funding From Additional Bonds. In the event the Company requests that the Issuer deliver Additional Bonds and upon the approval of the Issuer to issue a series of Additional Bonds, the Issuer shall forthwith deliver such Additional Bonds as requested by the Company. In order for the Trustee to authenticate and deliver Additional Bonds, the requirements of Section 2.15 of the Indenture must be satisfied. Proceeds of the sale of Additional Bonds shall be deposited in the Project Fund and, if applicable, the Costs of Issuance Fund, and requisitions shall be made for Costs of the Project and, if applicable, the Costs of Issuance as set forth in Section 3.02 above.
ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION
Section 4.01Loan of Proceeds of Bonds; Issuance of Bonds. The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Company from the proceeds of the Bonds for the purpose of financing or refinancing the Costs of the Project and the Costs of Issuance. The Issuer further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms. Pursuant to said covenants and agreements, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture and will cause the proceeds of Bonds to be applied as provided in Article III of the Indenture.
Section 4.02Loan Payments and Payment of Other Amounts.
(a)On or before 12:00 noon New York City time on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from proceeds of Bonds pursuant to Section 4.01 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. In addition, any payments required to be made by the Company with respect to a Change of Control Triggering Event shall be made as provided in Section 5.13 herein. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.
Each payment made pursuant to this Section 4.02(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.

The obligation of the Company to make any payment required by this Section 4.02(a) shall be deemed to have been satisfied to the extent of any corresponding payment made (i) by a Credit Provider to the Trustee pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by one or more Guarantors pursuant to a Guaranty in effect with respect to the Bonds.
(b)The Company further covenants that it will make any payments required to be made pursuant to Sections 2.04, 4.06 and 4.08 of the Indenture at the applicable Purchase Price thereof by 2:45 p.m. New York City time in federal or other immediately available funds; provided, however, the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds or from a draw under a Letter of Credit pursuant to Section 4.07(D) of the Indenture.
(c)The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable and documented fees, charges and expenses (including reasonable and documented legal fees and expenses) of the Trustee, as Bond Registrar and Paying Agent, the reasonable and documented fees of any other Paying Agent on the Bonds as provided in the Indenture, and (iii) the reasonable and documented fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture (including reasonable and documented legal fees and expenses), as and when the same become due. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.
(d)The Company covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable fees and expenses of the Issuer and its counsel in connection with this Agreement, the Project, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, and (ii) all other amounts which the Company agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Issuer shall not equal or exceed an amount which would cause the “yield” on this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “yield” on the Bonds, as such terms are used in the Code. Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable. When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.01(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(e)The Company also agrees to pay the reasonable and documented out-of-pocket fees, charges and expenses of the Remarketing Agent. Such payments shall be made directly to the Remarketing Agent. The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.
(f)The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Certificate and to pay the fees, charges and expenses of any rebate analyst.
Section 4.03Unconditional Obligation. The obligations of the Company to make the Loan Payments, the Additional Payments and the other payments required by Section 4.02 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall be binding and enforceable in all circumstances whatsoever, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement (which payments shall be net of any other obligations of the Company) as prescribed in Section 4.02 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. The Company shall be obligated to make the payments whether or not the Project has come into existence or become functional and whether or not the Project has ceased to exist or to be functional to any extent and from any cause whatsoever. The Company shall be obligated to make such payments regardless of whether the Company is in possession or is entitled to be in possession of the Project or any part thereof. Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.02; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.
Section 4.04Assignment of Issuer’s Rights. As security for the payment of the Bonds, the Issuer will under the Indenture assign to the Trustee the Issuer’s rights under this Agreement, including the right to receive Loan Payments hereunder (except the Unassigned Issuer Rights). The Issuer hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Issuer hereby directs the Company to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture. The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as applicable, without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.
Section 4.05Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Issuer and the Trustee and Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to the Credit Provider of any amounts owed to the Credit Provider by the Company under the Reimbursement Agreement, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 11.01 and 11.04 of the Indenture. Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit, or remarketing proceeds be paid to the Issuer or the Company.

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS
Section 5.01Right of Access to the Project. The Company agrees that during the term of this Agreement the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Financed Assets is located and to examine and inspect the Financed Assets or, in the case of the Issuer, to carry out its powers hereunder; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Company’s normal business operations.
Section 5.02Disposition of Project. Except as provided hereafter, with respect to the portion of the Financed Assets comprising equipment that has reached the end of its economic life, without an Approving Opinion, neither the Company nor any Related Party will sell, lease or otherwise dispose of (other than to a “related party” as defined in Treasury Regulations Section 1.150-1(b) (a “Related Party”)), or place any other Person (other than a Related Party) in possession of, the Financed Assets or any portion thereof or interest therein, or make any material changes to the use of such Financed Assets; provided, however, that nothing herein shall limit the right of the Company or any Related Party owning any portion of the Project to grant a mortgage and or security interest in all or any part of the Project (including the Financed Assets and any other real or personal property). The Company or any such Related Party may remove and sell or otherwise dispose of any portion of the Project comprising equipment when the same shall have become obsolete, worn out or unnecessary for its business operations.
Section 5.03The Company’s Maintenance of Its Existence. The Company covenants and agrees that during the term of this Agreement it (a) will maintain its existence as a corporation in good standing in the State of Texas and qualified to do business in the State, (b) will not dissolve, sell or otherwise dispose of all or substantially all of its assets and (c) will not combine or consolidate with or merge into another entity so that the Company is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may consummate such transaction with the prior consent of the Issuer, which consent shall not be unreasonably withheld, if (i) the surviving or resulting transferee or Person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder, (ii) the surviving or resulting transferee or Person, as the case may be, qualifies to do business in the State and (iii) the Company shall deliver to the Issuer and the Trustee prior to or substantially contemporaneously with the consummation of the transaction an Approving Opinion.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.
Section 5.04Records and Financial Statements of Company. The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account with respect to the use of proceeds of the Bonds and the Financed Assets, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations relating to the Financed Assets. Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such inspection and such inspection shall not disturb the Company’s normal business operations.
Section 5.05Insurance. The Company agrees to insure or cause to be insured the Financed Assets during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Company within the State, by means of policies issued by reputable insurance companies qualified to do business in the State or through “self insurance” in accordance with the ordinary course of business of the Company.
Section 5.06Use of Project.
(a)Permitted Purposes; Ownership of the Project. The Company agrees that it will, or will cause a Related Party to, acquire, construct, equip and install, or complete the acquisition, construction, equipping, installation and operation of, the Financed Assets, substantially in accordance with the description of the Project prepared by the Company and submitted to the Issuer, including any and all supplements, amendments and additions or deletions thereto or therefrom, it being understood that the approval of the Issuer shall not be required for changes in such description of the Project which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto.
The Project consists of those facilities described in Exhibit A and, except as otherwise provided in Sections 5.02, 5.03 or 5.13: (i) the Company shall not make any changes to the Project or to the operation thereof which would have the effect of disqualifying the Project as a project eligible for financing under the Act or impair the exemption from federal income taxation of the interest on the Bonds; (ii) the Company agrees to comply with all requirements set forth in the Tax Certificate; (iii) contracts for carrying out the Financed Assets and purchases in connection therewith shall be made by the Company in its own name or for a Related Party or by a Related Party in the name of such party; and (iv) the Company or a Related Party owns or operates the Financed Assets sufficient to carry out the purposes of this Agreement.
(b)Completion of the Financed Assets. The Financed Assets are reasonably expected to be completed within three years of the date hereof; provided that, if not so completed, (i) the Company will promptly notify the Issuer, the Underwriter and the Trustee in writing, and (ii) the yield on the investments in the Project Fund will be restricted as required by the Code and the Treasury Regulations, all as provided in the Tax Certificate.

(c)Compliance with Laws. The Company agrees to maintain or cause to be maintained the Financed Assets during the term of this Agreement in good order and repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof as the Company in its sole discretion deems necessary. In the acquisition, construction, maintenance, improvement and operation of the Financed Assets, the Company will comply or ensure compliance in all material respects with all applicable planning, building, zoning, subdivision, environmental protection, sanitary and safety and other land use laws, rules and regulations and will not permit any material nuisance thereon. Subject to the ability of the Company or any Related Party to dispose of the Project or portions thereon pursuant to this Agreement, the Financed Assets will be operated and maintained in such manner as to be consistent with the Act. It shall not be a breach of this section if the Company fails to comply with such laws, rules and regulations during any period in which the Company shall in good faith be diligently contesting the validity thereof.
(d)Taxes; Utility and Other Charges. The Company agrees to pay or cause to be paid during the term of this Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Financed Assets or any part thereof or with respect to the Company’s interest therein or use thereof, including any taxes levied against any portion of the Financed Assets, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Financed Assets and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Financed Assets, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term of this Agreement. The Company may, at the Company’s expense and in the Company’s or any applicable Related Party’s name, in good faith, diligently contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Financed Assets or any part thereof will be subject to loss or forfeiture.
Nothing contained in this Agreement or the Indenture shall be construed to require or authorize the Issuer to operate the Project itself or to conduct any business enterprise in connection therewith. The Issuer shall not be liable to the Company or to any other Person for any latent or patent defect in the Project.
Section 5.07Qualification in in the State. The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.02, will be qualified to do business in the State.
Section 5.08Tax Covenant. The Company covenants and agrees that it shall at all times do and perform or cause to be performed all acts and things permitted by law and this Agreement and the Indenture that are necessary in order to assure that interest paid on the Bonds (or any of them) will be excluded from gross income of the Holders for federal income tax purposes and shall take no action that would result in such interest not being excluded from gross income for federal income tax purposes. Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Certificate, which are hereby incorporated herein. This covenant shall survive payment in full or defeasance of the Bonds. Notwithstanding this Section 5.08 or anything in this Agreement, the Indenture or the Tax Certificate to the contrary, the Company shall not be required to take any action to oppose or promote the adoption or implementation of legislative or regulatory changes that could affect the excludability of interest paid on the Bonds from gross income of Holders, and any failure of interest on the Bonds to be excluded from gross income of a Holder that arises out of a Holder’s status or financial condition (rather than an action or failure to take action of the Company) shall not be deemed to breach this Section 5.08 or any provision of this Agreement, the Indenture or the Tax Certificate.

Section 5.09Continuing Disclosure. The Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in the Continuing Disclosure Undertaking, as such Continuing Disclosure Undertaking may from time to time hereafter be amended or supplemented. Notwithstanding any other provision of this Agreement, failure of the Company to comply with the requirements of the Continuing Disclosure Undertaking, as it may from time to time hereafter be amended or supplemented, shall not be considered a Loan Default Event or any default or any event of default hereunder or under the Indenture, and may not result in the acceleration of the Bonds or this Agreement; however, the Trustee may (and, at the written request of any Holder of Outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee or any Bondholder or beneficial owner of the Bonds) take such actions as may be necessary and appropriate, including seeking mandamus or specific performance by court order, to cause the Company to comply with its obligations pursuant to this Section 5.09.
Section 5.10Assignment by Company. The rights and obligations of the Company under this Agreement may be assigned by the Company to any Person in whole or in part, subject, however, to each of the following conditions:
(a)No assignment (other than an assignment in connection with transactions permitted pursuant to Section 5.02 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not consummated in connection with transactions permitted pursuant to Section 5.02 hereof, the Company shall continue to remain primarily liable for the payments specified in Section 4.02 hereof and for performance and observance of the other agreements herein provided to be performed and observed by it.
(b)Any assignment from the Company shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.

(c)Within thirty (30) days after delivery thereof, the Company shall furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.
(d)The Company shall furnish to the Issuer and the Trustee an Approving Opinion.
Section 5.11Cooperation in Filings and Other Matters. The Issuer and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.
Section 5.12Letter of Credit.
(a)At any time the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or an Alternate Letter of Credit (hereafter collectively referred to with the Letter of Credit as a “Credit Instrument”), securing Bonds bearing interest at a Variable Interest Rate, and the Company shall, in any event, cause to be delivered an Alternate Letter of Credit at least twenty (20) days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall comply with the requirements of the Indenture. On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Company shall cause to be furnished to the Trustee, with a copy to the Issuer, (i) an opinion of Bond Counsel stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-Exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), and (iii) written evidence from the Rating Agency that the Bonds secured by such Credit Instrument shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s).
(b)The Company shall provide to the Trustee (with a copy to the Issuer) a written notice at least fifteen (15) days prior to the effective date of any Credit Instrument (and in no event later than thirty-five (35) days prior to the expiration of any existing Credit Instrument) identifying the Credit Instrument, if any, and the rating which will apply to the Bonds after the effective date of such Credit Instrument.
Section 5.13Change of Control Triggering Event. The provisions of this Section 5.13 shall be effective only for so long as the Bonds (or a subseries thereof) are in the Term Interest Rate Period and are not secured by a Letter of Credit and shall only be applicable to Bonds (or a subseries thereof) that are in the Term Interest Rate Period and are not secured by a Letter of Credit.

(a)Upon the occurrence of a Change of Control Triggering Event, unless, prior to, or concurrently with, the time the Company is required to make a Change of Control Offer (as defined below), the Company has previously or concurrently mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Bonds as described under Section 4.03 of the Indenture, the Company will make an offer to purchase all or any portion (in a principal amount equal to $100,000 or an integral multiple of $5,000 in excess thereof) of the Bonds pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof (or such higher amount as the Company may determine) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date (as defined below). Within thirty (30) days following any Change of Control Triggering Event, the Company will send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee sent in the same manner, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:
(1)that a Change of Control Triggering Event has occurred, the circumstances regarding the Change of Control Triggering Event, that a Change of Control Offer is being made pursuant to Section 5.13 of this Agreement and that all Bonds properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;
(2)that the Change of Control Offer shall remain open for a period of at least 30 days but no more than 60 days following its commencement, except to the extent that a longer period is required by applicable law (the “Offer Period”);
(3)that any Bond not properly tendered or accepted for payment will remain outstanding and continue to accrue interest;
(4)that, unless the Company defaults in the payment of the Change of Control Payment, all Bonds accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
(5)that Holders electing to have any Bonds purchased pursuant to a Change of Control Offer will be required to surrender such Bonds, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Bonds completed or otherwise in accordance with the procedures of DTC, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(6)that Holders will be entitled to withdraw their tendered Bonds and their election to require the Company to purchase such Bonds; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration time of the Offer Period, an electronic transmission (in PDF), a facsimile transmission or letter setting forth the name of the Holder or otherwise in accordance with the procedures of DTC, the principal amount of the Bonds tendered for purchase, and a statement that such Holder is withdrawing its tendered Bonds and its election to have such Bonds purchased;

(7)that if less than all of such Holder’s Bonds are tendered for purchase, such Holder will be issued new Bonds and such new Bonds will be equal in principal amount to the unpurchased portion of the Bonds surrendered; provided that the unpurchased portion of the Bonds must be equal to at least $100,000 or an integral multiple of $5,000 in excess of $100,000;
(8)if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and describing each such condition, and, if applicable, stating that, in the Company’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions (including the occurrence of a Change of Control Triggering Event) shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that any or all such conditions shall not have been satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and
(9)such other instructions, as determined by the Company, consistent with this covenant, that a Holder must follow.
(b)No later than five (5) Business Days (and in any event no later than the 60th day following the Change of Control except to the extent that a longer period is required by applicable law) after the termination of the Offer Period (the “Change of Control Payment Date”), the Company shall purchase all Bonds or portions of Bonds properly tendered pursuant to the Change of Control Offer; provided that the Change of Control Payment Date may be delayed, in the Company’s discretion, until such time (including more than sixty (60) days after the date such notice is sent) as any or all such conditions referred to in Section 5.13(a)(8) shall be satisfied or waived. The Company shall publicly announce the results of the Change of Control Offer on the Change of Control Payment Date.
(c)While the Bonds are Book-Entry Bonds and the Company makes an offer to purchase all of the Bonds pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of Bonds through the facilities of DTC, subject to its rules and regulations.
(d)The Company will comply with all applicable securities legislation in Canada and the United States including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Bonds as a result of a Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws and regulations conflict with the provisions of this Section 5.13, the Company will comply with such laws and regulations and will not be deemed to have breached its obligations under this Section 5.13 by virtue of such compliance.

(e)On the Change of Control Payment Date, the Company or its designated agent will, to the extent lawful:
(1)accept for payment all Bonds or portions of Bonds properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Bonds or portions of Bonds properly tendered; and
(3)deliver or cause to be delivered to the Trustee the Bonds accepted together with an Officer’s Certificate stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Company.
(f)On the Change of Control Payment Date, the Paying Agent will promptly transmit to each Holder of Bonds properly tendered and not withdrawn the Change of Control Payment for such tendered Bonds, and the Trustee, upon an receipt of an Order of the Issuer, at the written direction of the Company, will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each new Bond will be in a principal amount that is $100,000 or an integral multiple of $5,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
(g)If the Change of Control Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Bond is registered at the close of business on such Record Date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.
(h)The provisions described above that require the Company to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of this Agreement or the Indenture are applicable.
(i)Notwithstanding the preceding paragraphs of this Section 5.13, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes an offer to purchase the Bonds in the manner, at the times and otherwise in substantial compliance with the requirements set forth in this Agreement and the Indenture applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer, or a notice of redemption has been given pursuant to Section 4.03 of the Indenture, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer by the Company or a third party may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
(j)In the event that Holders of not less than ninety percent (90%) of the aggregate principal amount of the outstanding Bonds validly tender and do not withdraw such Bonds in a Change of Control Offer and the Company (or a third party making the offer as described above) purchases all of the Bonds validly tendered and not withdrawn by such Holders, the Company or third party offeror, as applicable, will have the right, upon not less than ten (10) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following the purchase pursuant to such offer described above, to redeem (in the case of the Company) or purchase (in the case of a third party offeror) all of the Bonds that remain outstanding following such purchase at a redemption price or purchase price, as the case may be, equal to the price paid to each other Holder in such offer plus, to the extent not included in such price, accrued and unpaid interest on the Bonds that remain outstanding, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Record Date to receive interest due on an Interest Payment Date that is on or prior to the redemption date).
The Company’s obligation to make a Change of Control Offer following a Change of Control Triggering Event may be waived or modified before or after the occurrence of such Change of Control with the written consent of Holders of at least a majority in aggregate principal amount of the Bonds then outstanding.
Section 5.14Maintenance of Guaranty; Future Guarantors.
(a)For so long as the Series 2025B Bonds (or a subseries thereof) are in the Term Interest Rate Period and are not secured by a Letter of Credit, the Company will cause the Guarantors to maintain in effect the Guaranty.
(b)If any subsidiary of Novelis becomes a guarantor, borrower and/or issuer in respect of the Senior Notes, then such subsidiary shall become a Guarantor and shall (i) execute and deliver to the Trustee a joinder in the form attached to the Guaranty pursuant to which such subsidiary shall unconditionally guarantee all of the guaranteed obligations under the Guaranty on the terms set forth in the Guaranty; and (ii) deliver to the Trustee an Opinion of Counsel that the Guaranty constitutes a valid and legally binding and enforceable obligation of such subsidiary, subject to customary exceptions. Thereafter, such subsidiary of Novelis shall be a Guarantor for all purposes of the Guaranty.
(c)The Guarantors under the Guaranty are subject to release upon the terms set forth in the Guaranty.
Section 5.15Post Issuance Tax Compliance. The Company shall comply throughout the term of the Bonds with the requirements of the Code and the Treasury Regulations and the related covenants in the Tax Certificate. The Company covenants to adopt the post-issuance compliance procedures, as referenced in the Tax Certificate, in furtherance of its obligations set forth herein and in the Tax Certificate. In the event of a failure of the Company to comply with the covenants set forth in this Section 5.15 and the related covenants set forth in the Tax Certificate, the Issuer may seek mandamus or specific performance by court order to cause the Company to comply with its obligations under this Section 5.15. Notwithstanding any other provision of this Agreement, a failure of the Company to comply with any provision of this Section 5.15 shall not be deemed an Event of Default under the Indenture or this Agreement or any other agreement, and the sole remedy under this Agreement in the event of any failure of the Company to comply with this Section 5.15 shall be an action by the Issuer to compel performance, which may, to the extent required to preserve the exclusion of interest on the Bonds from gross income of the owners thereof, include redemption of all or a portion of the Bonds in accordance with their terms. In addition, the indemnity rights of the Issuer and the Trustee set forth herein or in the Indenture shall not be understood to be limited by this Section 5.15.

ARTICLE VI
[RESERVED]
ARTICLE VII
LOAN DEFAULT EVENTS AND REMEDIES
Section 7.01Loan Default Events. Any one of the following which occurs and continues shall constitute a “Loan Default Event”:
(a)Failure of the Company to make any Loan Payment required by Section 4.02(a) hereof when due; or
(b)Failure of the Company to make any Purchase Price Payment required by Section 4.02(b) hereof when due; or
(c)Failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement other than as provided in (a) or (b) and except with respect to the covenants contained in Sections 5.09 and 5.15 herein, which continue for a period of sixty (60) days after written notice by the Issuer or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied (including by redemption of all or a portion of the Bonds), unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued until the default is corrected; or
(d)The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or the commission by the Company of any act of bankruptcy, or adjudication of the Company as bankrupt, or if a petition or answer proposing the adjudication of the Company as bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety (90) days after the filing thereof, or if the Company shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Company shall be appointed in any proceeding brought against the Company and shall not be discharged within ninety (90) days after such appointment or if the Company shall consent to or acquiesce in such appointment, or assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Company under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Company shall remain undismissed (subject to no further appeal) for a period of ninety (90) days; provided, the term “dissolution or liquidation of the Company,” as used in this subsection, shall not be construed to include the cessation of the existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.03 or 5.13 hereof; or

(e)Existence of an Event of Default under the Indenture;
(f)Existence of an event of default under the Guaranty;
(g)So long as the Bonds are in the Term Interest Rate Period and no Letter of Credit is in effect, the existence of a default (i) under and as defined in the Senior Credit Agreements, (ii) under and as defined in the indentures governing any of the Senior Notes; and/or (iii) under and as defined in any indenture, agreement or instrument governing any future bond, note, lease, indenture, or any other evidence of indebtedness (“Future Indebtedness”) of the Company, in each case, evidencing indebtedness in the principal amount greater than $150 million, but, in each case, only if such default has resulted in the acceleration of the obligations owed under the Senior Credit Agreements, the Senior Notes and/or such Future Indebtedness prior to their respective final stated maturity and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect.
Section 7.02Remedies on Default. Subject to Section 7.01 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,
(a)The Trustee, by written notice to the Issuer, the Company and the Credit Provider, if any, may declare the unpaid balance of the loan payable under Section 4.02(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.01 of the Indenture.
(b)The Issuer or the Trustee may have access to and may inspect, examine and make copies of the books and records relating to the transactions contemplated hereby and any and all accounts, data and federal income tax and other tax returns of the Company relating to the transactions contemplated hereby.
(c)The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.
(d)Notwithstanding any contrary provision in this Agreement or the Indenture, the Issuer shall have the right to take any action or make any decision with respect to proceedings for indemnity against the liability of the Issuer and for collection or reimbursement from sources other than moneys or property held under this Agreement or the Indenture. The Issuer may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or for the enforcement of any other appropriate legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Issuer under this Agreement or the Indenture including any reasonable and documented fees, expenses and disbursements of counsel and court costs and other costs and expenses incurred in enforcing such obligations.

(e)If applicable, the Trustee shall have the right to immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.
In case the Trustee or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Issuer, then, and in every such case, the Company, the Trustee and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Issuer shall continue as though no such action had been taken.
The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.02(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue with respect to principal at the rate then borne by the Bonds on the day prior to the occurrence of such default.
In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.
In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable and documented charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable and documented compensation and expenses, including reasonable and documented expenses and fees of counsel incurred by it up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.01(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.
Section 7.03Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay to the Issuer or the Trustee the reasonable and documented fees of such attorneys and such other reasonable and documented expenses so incurred by the Issuer or the Trustee.
Section 7.04No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement or by applicable law. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer. Notwithstanding any other provision hereunder, the Trustee may proceed first against either the Guarantors or the Company in accordance with the terms of the Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.
Section 7.05No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Issuer or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
ARTICLE VIII
PREPAYMENT
Section 8.01Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.04 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. The Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.05 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor in accordance with the terms of the Indenture. The Issuer shall at the expense of the Company call Bonds for redemption as required by Article IV of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

Section 8.02Options to Prepay Installments. The Company shall have the option to prepay the Loan Payments payable under Section 4.02(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.04 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Sections 4.01(B), 4.01(C) and 4.01(D) of the Indenture if the conditions under said Sections 4.01(B), 4.01(C) and 4.01(D) are met.
Section 8.03Mandatory Prepayment. The Company shall have and hereby accepts the obligation to prepay in whole the Loan Payments required by Section 4.02(a) hereof, together with interest accrued, but unpaid, thereon by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.04 hereof, to be used to redeem all or a part of the Outstanding Bonds if mandatory redemption is required by Section 4.01(A) of the Indenture.
Section 8.04Amount of Prepayment. In the case of a prepayment of the entire amount due hereunder pursuant to Section 8.02 or 8.03, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and documented fees and expenses of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.
Section 8.05Notice of Prepayment. To exercise an option granted in or to perform an obligation required by this Article VIII, the Company shall give written notice in the form of a Certificate at least fifteen (15) days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.03 of the Indenture, to the Issuer and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Company fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Issuer and the Trustee, at the written request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Issuer hereby appoints the Company to give all written notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including written notices of optional redemption of the Bonds in conformity with Article IV of the Indenture, provided, however, that the Company shall in all such cases provide copies to the Issuer of the written notices so given.

ARTICLE IX
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION
Section 9.01Non-liability of Issuer; Limitations on Issuer Actions and Responsibilities. The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on the Bonds, except from Revenues. The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Guaranty or the Letter of Credit, if any, and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer, the Credit Provider, if any, or any third party, other than as a result of such party’s willful misconduct.
The Issuer’s obligations under the Indenture, this Agreement and the Bonds shall not constitute a debt or liability of or a pledge of the faith and credit of the Issuer, the State, any political subdivisions thereof, or any municipality therein. Nothing herein, in the Indenture or in the Bonds, shall directly, indirectly or contingently obligate the Issuer, the State any political subdivision thereof or any municipality to levy or pledge any form of taxation whatsoever or make any appropriation for the payment of the Bonds.
The Issuer shall not be required to monitor the financial condition of the Company, the investment or expenditure of proceeds of Bonds, or the physical condition or use of the Project and, unless otherwise expressly provided, shall not have any responsibility with respect to notices, Certificates or other documents filed with it. The Issuer shall not be required to take notice of any breach or default except when given notice thereof by the Trustee or the Holders, as the case may be. The Issuer shall not be responsible for the payment of any rebate to the United States under Section 148(f) of the Code, except as otherwise set forth in Section 6.06 of the Indenture. The Issuer shall not be required to take any action unless indemnity reasonably satisfactory to it is furnished for expenses or liability to be incurred therein (other than the giving of notice). The Issuer, upon written request of the Holders or the Trustee, and upon receipt of reasonable indemnity for expenses or liability, shall cooperate to the extent reasonably necessary to enable the Trustee to exercise any power granted to the Trustee by this Agreement or the Indenture. The Issuer shall be entitled to reimbursement pursuant to Section 4.02(d) hereof to the extent that it acts without previously obtaining full indemnity.
The Issuer shall be entitled to the advice of counsel (who may be counsel for any party or for any Holder) and shall be wholly protected as to any action taken or omitted to be taken in good faith in reliance on such advice. The Issuer may rely conclusively on any notice, Certificate or other document furnished to it under this Agreement or the Indenture and reasonably believed by it to be genuine. The Issuer shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or power conferred upon it, or in good faith omitted to be taken by it and reasonably believed to be beyond such discretion or power, or taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture or omitted to be taken by it by reason of the lack of direction or instruction required for such action under this Agreement or the Indenture, or be responsible for the consequences of any error of judgment reasonably made by it. When any payment, consent or other action by the Issuer is called for by this Agreement or the Indenture, the Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may reasonably require in support thereof. A permissive right or power to act shall not be construed as a requirement to act, and no delay in the exercise of a right or power shall affect the subsequent exercise thereof. The Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any Person except by its own directors, officers and employees. No recourse shall be had by the Company, the Trustee or any Holder for any claim based on this Agreement or the Indenture or the Bonds against any director, officer, official, employee or agent of the Issuer unless such claim is based upon the willful misconduct, bad faith, fraud or deceit of such Person. No covenant, obligation or agreement of the Issuer contained in this Agreement or the Indenture shall be deemed to be a covenant, obligation or agreement of any present or future director, officer, employee or agent of the Issuer in his individual capacity, and no Person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.
Section 9.02Expenses. The Company covenants and agrees to reimburse the Issuer and the Trustee (in all of its capacities) for all reasonable and documented costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees, expenses and disbursements of attorneys, accountants, agents, consultants and other experts, incurred in good faith in connection with this Agreement or the Indenture.
Section 9.03Indemnification. The Company, regardless of any agreement to maintain insurance, will indemnify the Issuer, the Trustee, the Paying Agent, the Bond Registrar and the Tender Agent (each, an “Indemnified Party”) against (a) any and all claims by any Person related to the participation of an Indemnified Party in the transactions contemplated by this Agreement, including without limitation claims arising out of (i) any condition of the Financed Assets or the construction, use, occupancy or management thereof; (ii) any loss or damage to property or injury to or death of or loss by any Person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Financed Assets; (iii) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement, the Reimbursement Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (iv) any act or omission of the Company or any of its agents, contractors, servants, employees or licensees; or (v) the offering, issuance, sale or any resale of the Bonds to the extent permitted by law, and (b) all reasonable and documented costs, counsel fees, expenses, or liabilities reasonably incurred in connection with any such claim or any action or proceeding brought thereon. In case any action or proceeding is brought against an Indemnified Party by reason of any such claim, the Company will defend the same at its expense upon notice from the Indemnified Party, and the Indemnified Party, will cooperate with the Company, at the expense of the Company, in connection therewith.

The Company agrees to indemnify the Trustee, the Paying Agent, the Bond Registrar and the Tender Agent for, and to hold them harmless against, all liabilities, claims, costs and expenses incurred without willful misconduct, or gross negligence on the part of the Trustee, the Paying Agent and the Tender Agent on account of any action taken or omitted to be taken by the Trustee, the Paying Agent and the Tender Agent in accordance with the terms of this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company, including the reasonable and documented costs and expenses of the Trustee and the Paying Agent in defending themselves against any such claim, action or proceeding brought in connection with the exercise or performance of any of their powers or duties under this Agreement, the Bonds, the Indenture, the Reimbursement Agreement, the Letter of Credit, if any, or the Guaranty. The indemnification provided by this Section 9.03 shall survive the termination or defeasance of this Agreement, or the resignation or removal of the Trustee.
In case any action or proceeding is brought against the Issuer, the Trustee or the Tender Agent in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. Each indemnified party shall have the right to employ separate counsel and participate in the investigation and defense thereof. The Indemnified Party (as applicable) shall pay the reasonable and documented fees and expenses of such separate counsel; provided, however, that such Indemnified Party may employ separate counsel at the expense of the Company only if, in such Indemnified Party’s good faith judgment, a conflict of interest exists by reason of common representation, if all parties commonly represented do not agree as to the action (or inaction) of counsel or if the Company has not timely assumed the investigation and defense thereof. The Company shall not be liable for any settlement made without its consent.
The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers, affiliates, and employees of the Issuer, the Paying Agent, the Bond Registrar, the Tender Agent and the Trustee, respectively. That indemnification is intended to and shall be enforceable by the Issuer, the Paying Agent, the Bond Registrar, the Tender Agent and the Trustee, respectively, to the full extent permitted by law and shall survive the discharge of the Indenture.
In addition to the indemnification provided herein, as it relates to the Trustee, the Paying Agent, the Bond Registrar and the Tender Agent and their rights and obligations hereunder all of the rights, privileges, powers, immunities, indemnities, limitations of liability of the Trustee (in all of its capacities), as set forth in the Indenture shall also apply to the Trustee, the Paying Agent, the Bond Registrar and the Tender Agent under this Agreement as if specifically set forth herein. No covenant, obligation or agreement of the Trustee (in any of its capacities) contained in this Agreement or the Indenture shall be deemed to be a covenant, obligation or agreement of any present or future director, officer, employee or agent of the Trustee in its individual capacity.
ARTICLE X
MISCELLANEOUS

Section 10.01Notices. All notices, Certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed), electronic mail or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Company, or the Trustee, as the case may be, as follows:
To the Issuer:
The Industrial Development Authority of Baldwin County
c/o BCEDA
1100 Fairhope Avenue
Fairhope, Alabama 36532
Attention:     Lee Lawson
Phone:     (251) 970-4083
Email:        llawson@baldwineda.com
With a copy to Counsel:
Adams and Reese, L.L.P.
11 N. Water Street
Suite 23200
Mobile, Alabama 36602
Attention:    Britton Bonner
Phone:        (251) 433-3234
E-Mail:    Britton.Bonner@arlaw.com
To the Company:
Novelis Corporation
3550 Peachtree Road, Suite 1100
Atlanta, Georgia 30326
Attention:    Chief Legal Officer
Phone:        (404) 760-4400
E-Mail:    sean.ehni@novelis.com; chirag.shah@novelis.com
To the Trustee:
Regions Bank
Corporate Trust Department
1180 West Peachtree Street
Suite 1200
Atlanta, Georgia 30309
Attention: Kristine Prall
Telephone: (404) 581-3742
Email: kristine.prall@Regions.com
To the Credit Provider:
As may be provided, if applicable.

A duplicate copy of each notice, Certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee and the Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Issuer, the Company, the Trustee and the Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, Certificates or other communications shall be sent.
Section 10.02Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
Section 10.03Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 10.04Amendments, Changes and Modifications. Except as otherwise provided in this Agreement (including as provided in Section 5.13 herein) or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee if required in accordance with Section 10.01 of the Indenture. Notwithstanding anything to the contrary contained herein or in the Indenture, any modifications or amendments to this Agreement that require the consent of Holders of Bonds shall be deemed to mean only those Holders of Bonds of one or more series or subseries that are affected by such amendment or modification and the consent of the Credit Provider is only required if the amendment affects Bonds supported by a Letter of Credit. In addition, the Company shall direct the Trustee as described in Section 10.01 of the Indenture regarding the execution of a Supplemental Indenture and notice of the same to the Rating Agency then rating the Bonds and the Holders of the Bonds.
Section 10.05Governing Law. This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State, without regard to conflict of law principles.
Section 10.06Authorized Representative. Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by an Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.
Section 10.07Term of the Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to the Underwriter until such time as all of the Bonds have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement shall have been paid, except for obligations of the Company under Sections 4.02 and 9.03 hereof, which shall survive any termination of this Agreement.

Section 10.08Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.02 and 5.10 hereof.
Section 10.09Complete Agreement. The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.
Section 10.10Business Days. If any payment is to be made hereunder or any action is to taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date and as to any payment; provided, any such payment is made on such succeeding Business Day.
Section 10.11Limitation on Liability of the Issuer. The Bonds are payable solely and only from the special funds pledged for the benefit of the Bondholders pursuant to the Indenture. The Bonds and the interest thereon and premium, if any, do not represent or constitute an indebtedness of the Issuer, any member of the Issuer, the State or any other political subdivision of the State within the meaning of the provisions of the constitution or statutes of the State or a pledge of the faith and credit of the Issuer, the State or any other political subdivision of the State. The Bonds are a limited obligation of the Issuer payable solely and only out of payments by the Company pursuant to this Agreement. The Bonds are not a lien or charge upon the funds or property of the Issuer or any member of the Issuer, except to the extent of the aforementioned. No recourse shall be had for the payment of the Bonds against any elected or appointed officer, official, employee or agent of the Issuer or any Person executing the Bonds.
Section 10.12Waivers. Each of the Company and the Issuer hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.
Section 10.13Electronic Signature. The Issuer and the Company agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. For purposes hereof: (i) “electronic signature” means a manually signed original signature that is then transmitted by electronic means; and (ii) “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a portable document format (“pdf”) or other replicating image attached to an electronic mail or internet message.
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IN WITNESS WHEREOF, each of the Issuer and the Company has caused this Agreement to be executed in their respective names by a duly authorized officer of each of the Issuer and the Company all as of the date first above written.
THE INDUSTRIAL DEVELOPMENT AUTHORITY OF BALDWIN COUNTY
[S E A L]
By:
Name: Jason Padgett
Title: Chairman

Attest:

By:
Name: Dale Siebert
Title: Secretary-Treasurer
NOVELIS CORPORATION

By:
Name: Randal P. Miller
Title: Assistant Treasurer
[Signature Page to Loan Agreement]

EXHIBIT A
DESCRIPTION OF THE PROJECT
The Project consists of the acquisition, construction, and equipping of certain solid waste disposal facilities at the Company’s facility located at 15944 Aluminum Way, Bay Minette, Alabama 36507, including one or more structures and machinery and equipment and all other facilities related thereto comprising a rolling/recycling plant and related facilities for the production of aluminum products and solutions and the recycling of aluminum.

A-1